===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         GEORGIA - PACIFIC CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

            [Letterhead of Georgia-Pacific Corporation appears here]

                                                                  March 31, 1999

Dear Shareholder:

  You are cordially invited to our Annual Meeting of Shareholders to be held on Tuesday, May 4, 1999, at the Radisson Riverfront Hotel, 2 Tenth Street, in Augusta, Georgia. The meeting will begin promptly at 11:00 A.M., local time, and I hope that it will be possible for you to attend.

  The Notice of Annual Meeting on the next page lists the business to be conducted at the meeting, which includes the election of three directors.

  If you plan to attend the Annual Meeting, please let us know by marking the appropriate box on the enclosed proxy card and returning it to ADP-Investor Relations Services in the enclosed envelope. Also detach the admission ticket from the proxy card and bring it with you to the Annual Meeting.

  Finally, please remember that it is important that your shares be represented and voted at our Annual Meeting regardless of the number of shares you own, and whether or not you plan to attend. I urge you to complete, sign and return your proxy card in the envelope provided at your earliest convenience.

                            Sincerely,
                            [Signature of A. D. Correll
                            appears here]

                            A. D. Correll
                            Chairman, Chief Executive
                            Officer and President

                          Georgia-Pacific Corporation

                               ----------------

                   Notice of Annual Meeting of Shareholders
                                  May 4, 1999

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Georgia-Pacific Corporation will be held at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia, on Tuesday, May 4, 1999, at 11:00 A.M., local time, for the purposes of:

  (1) electing three directors;

  (2) adopting or rejecting a shareholder proposal relating to the phase-out of chlorine-based chemicals;

  (3) adopting or rejecting a shareholder proposal seeking termination of the Corporation's Shareholder Rights Plan or shareholder action thereon; and

  (4) transacting such other business as may properly come before the meeting or any adjournment thereof.

  Information relating to matters (1)-(3) above is contained in the attached Proxy Statement.

  Only the holders of record at the close of business on March 10, 1999 of shares of either Georgia-Pacific Group common stock or Timber Group common stock are entitled to notice of, and to vote at, the meeting.

                                       By order of the Board of Directors,
[Signature of Kenneth F. Khoury appears here]
                                       Kenneth F. Khoury
                                       Vice President, Deputy General Counsel
                                       and Secretary

133 Peachtree Street, N.E.
Atlanta, Georgia 30303
March 31, 1999

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                          Georgia-Pacific Corporation
                          133 Peachtree Street, N.E.
                            Atlanta, Georgia 30303

                               ----------------

            PROXY STATEMENT FOR 1999 ANNUAL MEETING OF SHAREHOLDERS

  This Proxy Statement is provided to holders of Georgia-Pacific Corporation -- Georgia-Pacific Group common stock ("Georgia-Pacific Group Stock") and Georgia-Pacific Corporation -- Timber Group common stock ("The Timber Company Stock") in connection with the 1999 Annual Meeting of Shareholders of Georgia-Pacific Corporation ("Georgia-Pacific" or the "Corporation"), which will be held on May 4, 1999. Georgia-Pacific Group Stock and The Timber Company Stock are sometimes referred to collectively in this Proxy Statement as "Common Stock". The solicitation of proxies with respect to matters to be voted upon by the shareholders at the Annual Meeting is made by the Board of Directors of the Corporation (the "Board"). The Corporation commenced mailing this Proxy Statement and the enclosed form of proxy on or about March 31, 1999.

  Holders of record of Common Stock at the close of business on March 10, 1999, are entitled to one vote for each share of Georgia-Pacific Group Stock held and 0.311 votes for each share of The Timber Company Stock held, on all matters properly brought before the Annual Meeting. The relative voting power of Georgia-Pacific Group Stock and The Timber Company Stock is determined, prior to each shareholder meeting, pursuant to a formula set forth in the Corporation's Restated Articles of Incorporation. The formula provides that each outstanding share of Georgia-Pacific Group Stock will have one vote and each outstanding share of The Timber Company Stock will have a variable number of votes based on the relative market capitalizations of outstanding Georgia-Pacific Group Stock and The Timber Company Stock during a specified period prior to the subject meeting. As of March 10, 1999, 86,266,608 shares of Georgia-Pacific Group Stock and 86,372,925 shares of The Timber Company Stock were outstanding.

Action to be Taken Under the Proxies

  Shares of Common Stock represented by a properly executed proxy will be voted in accordance with the instructions thereon. If a proxy is dated, signed and returned, but no instructions are given with respect to the matters to be voted on, the persons acting under the proxy will vote the shares represented thereby for the election of the three nominees for director in Class III named herein, and against the shareholder proposals set forth and described under the captions "Proposal II -- Shareholder Proposal (Phase-Out of Chlorine-Based Chemicals)" and "Proposal III -- Shareholder Proposal (Termination of Shareholder Rights Plan or Shareholder Action Thereon)." At this time, the Board is not aware of any other business to be brought before the meeting. If any nominee for election as a director should become unable to accept nomination, the person or persons acting under the proxies will vote for any substitute nominee who may be designated by the Governance Committee of the Board or by the Board itself.

Voting Procedures

  The presence in person or by proxy of holders of a majority of the votes entitled to be cast by the outstanding shares of Common Stock, voting together as a single class, constitutes a quorum for the transaction of business at the Annual Meeting. Once a share is represented for any purpose at the Annual Meeting (other than solely to object to holding the meeting or to transacting business at the meeting), it is deemed present for quorum purposes for the remainder of the meeting. Abstentions and votes withheld from any nominee for director will be considered "votes entitled to be cast" and therefore will be counted as present for purposes of determining the presence or absence of a quorum. Broker non-votes will not be considered to be "votes entitled to be cast" and therefore will not be counted as present for quorum purposes. Broker non-votes are votes that brokers holding shares of record for their customers are not permitted to cast under applicable stock exchange rules because the brokers have not received specific instructions from their customers as to certain "non-discretionary" proposals and as to which the brokers have advised the Corporation that they lack voting authority.

  Directors are elected by a plurality of the votes cast. Therefore, if a quorum is present, votes withheld from any nominee will have no effect on the outcome of voting for directors (Proposal I). Proposal II will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal. Therefore, abstentions and broker non-votes will have no effect on the adoption or rejection of Proposal II. Proposal III requires the affirmative vote of the holders of a majority of the voting power of all outstanding Common Stock, voting together as a single class. Accordingly, abstentions and broker non-votes will have the same effect as votes against Proposal III.

Execution and Revocation of Proxy

  If stock is registered in the name of more than one person, each such person should sign the proxy. If the proxy is signed by an attorney, executor, administrator, trustee, guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and (if not previously furnished with a prior proxy) a certificate should be furnished showing evidence of appointment. The giving of a proxy does not affect your right to vote in person should you be able to attend the meeting. Your proxy may be revoked at any time before it is exercised, in which event written notice of revocation should be filed with the Secretary of the Corporation.

Confidential Voting Policy

  The Board has adopted a policy to ensure the confidentiality of the individual votes of the Corporation's shareholders, with certain limited exceptions. The policy provides that all shareholder proxies, ballots and voting materials that identify the votes of specific shareholders will be kept confidential and will not be disclosed to the Corporation, its affiliates, directors, officers and employees or to any third parties except where (i) disclosure is required by applicable law, (ii) a shareholder expressly requests disclosure with respect to his or her vote, or (iii) the Corporation concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. In addition, aggregate vote totals may be disclosed to the Corporation from time to time and publicly announced at the meeting of shareholders to which such vote totals relate. Signed proxy cards will be submitted to, and all proxy votes will be tabulated by, an independent third party. The Corporation is not required to comply with this confidential voting policy in the event of a proxy contest unless the other person soliciting proxies in the contest agrees to comply with the policy.

  This confidential voting policy does not prohibit shareholders from disclosing the nature of their votes to the Corporation or to the Board if they wish to do so. The policy is intended to enhance shareholder rights and to encourage free and voluntary communication between the Corporation and its shareholders.

                      PROPOSAL I -- ELECTION OF DIRECTORS

Corporate Governance Matters

  The Board of Directors has adopted a set of Policies and Procedures governing the composition and operation of the Board and its Committees. These Policies and Procedures address, among other things, qualifications and tenure of directors, responsibilities and operations of committees, review of capital expenditure plans, capital appropriations and allocations, succession planning and performance reviews of the Chief Executive Officer and the Board itself. Some of the most significant of these policies are described below.

  Pursuant to the Policies and Procedures, when the Chief Executive Officer resigns or retires, he must simultaneously offer to resign from the Board. All other directors may continue to serve until the annual meeting nearest to the date they attain the age of 72 years, even if their term of office would otherwise extend beyond such date, except that any director should offer to resign in the event of prolonged ill health or if the principal employment or similar responsibility he or she had when elected to the Board changes.

  The Policies and Procedures also require the Corporation to maintain a majority of "independent" directors, and that all directors serving on the Audit and Compensation Committees be independent. An "independent" director is one who is not an officer or former officer of the Corporation and is not related to any such person, is not an officer of a significant customer or supplier to the Corporation, does not have a significant personal services contract with the Corporation, is not a significant adviser (other than as a director) or consultant to the Corporation, and is not affiliated with a tax-exempt entity that receives significant contributions from the Corporation.

  Pursuant to the Policies and Procedures, the outside directors, acting as a group, annually evaluate the performance of the Chief Executive Officer based on criteria such as the overall performance of the Corporation, the accomplishment of long-term strategic objectives, the development of management, and performance against specific targets. The Chief Executive Officer reports regularly to the Board on the overall process of management development and succession planning for the Corporation. The Governance Committee of the Board, which is composed entirely of independent directors, makes an annual assessment of the Board's overall performance and reports its findings to the full Board. Each Committee of the Board also assesses annually its performance in carrying out its duties.

  As part of its review and approval of the letter stock recapitalization approved by the shareholders of the Corporation in 1997 (the "Letter Stock Recapitalization"), the Board adopted certain governance policies and directives addressing issues specific to the creation of two classes of common stock separately reflecting the performance of the Corporation's two operating groups, the Georgia-Pacific Group and The Timber Company, and recognizing its equal fiduciary obligations to the holders of Georgia-Pacific Group Stock and The Timber Company Stock. These policies and directives include revised procedures for Board review of matters affecting The Timber Company's business and operations, intracorporate transactions and allocations involving The Timber Company, and provide that directors should hold a substantially equal number of shares of each class of Common Stock.

Committees of the Board of Directors

  The Board of Directors currently appoints an Audit Committee, Compensation Committee, Executive Committee, Finance Committee and Governance Committee.

  Audit Committee. Mr. James S. Balloun, Mr. Robert Carswell, Mr. Harvey C. Fruehauf, Jr., Mr. Francis Jungers and Dr. Louis W. Sullivan, all of whom are independent directors as defined above, are members of the Audit Committee, and Mr. Jungers is Chairman of the Committee. The primary responsibilities of the Audit Committee are to provide assurance to the Board that the Corporation's financial statements fairly present its financial condition, cash flows and results of operations, that the Corporation is in material compliance with pertinent laws and regulations, is conducting its affairs ethically and is maintaining effective controls to prevent and detect employee conflicts of interest, misconduct and fraud; to review the planning and results of the audit of the Corporation's financial statements with the Corporation's independent public accountants; to review the adequacy of the system of internal controls; and to review the planned scope of and fees charged by the independent public accountants for examinations of the Corporation's financial statements. In addition, the Audit Committee reviews the results of certain examinations performed by the Internal Audit Department of the Corporation. This Committee held four meetings in 1998.

  Compensation Committee. Mr. Donald V. Fites, Mr. Richard V. Giordano, Mr. David R. Goode, Mr. M. Douglas Ivester and Mr. James B. Williams, all of whom are independent directors as defined above, are members of the Compensation Committee, and Mr. Giordano is Chairman of the Committee. This Committee is responsible for administering the compensation programs of the Corporation. The Committee approves the design of, is administrator of, and makes grants and awards and sets performance targets under the compensation plans of the Corporation in which officers are eligible to participate, and certain other plans. The members of the Committee are not eligible to participate in any of these plans. The Committee evaluates the performance of the Chairman and Chief Executive Officer and reviews all aspects of his compensation, and determines all officers' salaries. The Committee also studies and makes determinations regarding other forms of compensation for officers and employees of the Corporation, including incentive compensation, retirement plans and other similar plans. From time to time the Committee meets privately with a compensation consultant to discuss executive compensation matters. This Committee held eight meetings in 1998.

  Executive Committee. Mr. Alston D. Correll, Mr. T. Marshall Hahn, Jr. and Messrs. Fites, Fruehauf, Giordano and Jungers are members of the Executive Committee, and Mr. Correll is Chairman of the Committee. The Executive Committee is authorized to exercise the powers of the full Board between meetings, except that its authority does not extend to certain fundamental matters of corporate governance or to certain fundamental corporate transactions. The Committee does not hold regularly scheduled meetings but meets when necessary. This Committee did not meet in 1998.

  Finance Committee. Ms. Jane Evans and Messrs. Balloun, Carswell, Goode, Ivester and Williams are members of the Finance Committee, and Mr. Williams is Chairman of the Committee. This Committee is primarily responsible for reviewing and recommending all forms of major financing, including the issuance of securities, all financial planning for the Corporation, including payment of dividends, and all policies to be implemented by management in the areas of corporate borrowing, major real property and equipment leases, acquisitions and dispositions of business operations and capital assets. This Committee held five meetings in 1998.

  Governance Committee. Ms. Evans, Dr. Sullivan and Messrs. Fites and Fruehauf are members of the Governance Committee, and Mr. Fruehauf is Chairman of the Committee. This Committee reviews and makes recommendations to the Board as to the composition, organization, work and compensation of the Board and its Committees, and conducts an annual evaluation of the Board as a whole. In making its assessment of the performance of the Board from May 1997 through April 1998, the Committee concluded that the Board functions well as a whole and has the background, experience and diversity to meet its fiduciary obligations to shareholders, to adequately oversee the Corporation's business and operations, and to provide appropriate advice to management. The Committee also determined that the Board had complied with its Policies and Procedures. This Committee also reviews all persons recommended to serve on the Board and makes recommendations to the Board regarding persons to be proposed by the Board as nominees for election as directors. The Committee will consider persons recommended for membership on the Board when suggested in good faith by a shareholder (with the consent of the nominee). The procedure shareholders must follow in order to nominate an individual for election to the Board is set forth under "Shareholder Nominations for Election of Directors" on page
10. This Committee held five meetings in 1998.

Meetings of the Board of Directors

  The Board of Directors is scheduled to hold six regular meetings in 1999 and will hold special meetings when the business of the Corporation requires. During 1998 the Board held six regular meetings, and members of the Board attended, on average, 94% of all Board meetings and meetings of Committees of which they were members. All members of the Board attended at least 75% of all Board and Committee meetings in 1998, except Dr. Sullivan, who was absent from the Board and Committee meetings held on May 4-5 and September 22-23.

Directors and Nominees

  The Bylaws of the Corporation provide for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the Annual Meeting of Shareholders on May 4, 1999, three nominees for director in Class III are to be elected to serve until the Annual Meeting of Shareholders in 2002, or until their successors are elected and qualified.

  The terms of Mr. Hahn and Mr. Jungers as directors of the Corporation will expire at the Annual Meeting, and in accordance with the Board's current retirement policy, they will retire as directors effective at the Annual Meeting. All nominees for the office of director currently serve on the Board pursuant to shareholder election except Mr. Balloun, who was elected by the Board effective July 30, 1998 to fill a vacancy created by action of the Board in amending the Bylaws to increase the number of directors of the Corporation. The Governance Committee will consider whether and at what time to fill the vacancies resulting from Mr. Hahn's and Mr. Jungers' retirement, or whether to recommend reduction of the number of directors of the Corporation to eliminate one or both vacancies.

  The Board of Directors recommends that the shareholders vote FOR the election of the three nominees named below.

-------------------------------------------------------------------------------
               Nominees for Election in Class III on May 4, 1999
-------------------------------------------------------------------------------

                JAMES S. BALLOUN, 60, Chairman, Chief Executive Officer and
              President of National Service Industries, Inc. (lighting equipment, chemicals, textile rental and envelopes), Atlanta, Georgia since 1996, has been a director of Georgia-Pacific since July 30, 1998. Mr. Balloun served as a Director of McKinsey & Company, Inc. (management consulting) from 1976 until assuming his present position.

                Mr. Balloun is also a director of National Service Industries,
              Inc., Radiant Systems, Inc. and Wachovia Corporation.
              [Photo appears here]
-------------------------------------------------------------------------------

                ROBERT CARSWELL, 70, Of Counsel to the law firm of Shearman &
              Sterling, New York, New York since January 1994, has been a director of Georgia-Pacific since 1987. Mr. Carswell was a partner of Shearman & Sterling from 1981 through 1993. He also served as Chairman of the Private Export Funding Corporation,
              New York, New York (finance company affiliated with the Export-Import Bank of the United States ) from 1993 until December
              1996.
              [Photo appears here]
-------------------------------------------------------------------------------

                ALSTON D. CORRELL, 57, Chief Executive Officer of Georgia-
              Pacific since May 1993, Chairman of the Corporation since December 1993, and President since May 1996, has been a director of the Corporation since 1992.

                Mr. Correll is also a director of Sears, Roebuck and Co., The
              Southern Company and SunTrust Banks, Inc.
              [Photo appears here]

-------------------------------------------------------------------------------
                             Continuing Directors
-------------------------------------------------------------------------------

                JANE EVANS, 54, Chief Executive Officer of SmartTV (inter-
              active television/smart cards), Burbank, California since August 1995, has been a director of Georgia-Pacific since 1994, and her current term as director will expire in 2000. From April 1991 until March 1995, she was Vice President and General Manager of the Home and Personal Services Market Unit of US West Communications, Inc. (telecommunications company), Denver, Colorado.

                Ms. Evans is also a director of Banc-One--Arizona, Kaufman &
              Broad Home Corp. and Philip Morris Companies, Inc.
              [Photo appears here]
-------------------------------------------------------------------------------

                DONALD V. FITES, 65, retired effective February 1, 1999 as
              Chairman and Chief Executive Officer of Caterpillar Inc. (manufacture of construction, mining and agricultural machinery and engines), Peoria, Illinois, a position he had held since 1990. Mr. Fites has been a director of the Corporation since 1992, and his current term as director will expire in 2001.

                Mr. Fites is also a director of Caterpillar Inc., AT&T
              Corporation, Mobil Corporation and Wolverine World Wide, Inc. [Photo appears here]
-------------------------------------------------------------------------------

                HARVEY C. FRUEHAUF, JR., 69, President of HCF Enterprises,
              Inc. (private investment management company), St. Clair Shores, Michigan since 1969, has been a director of Georgia-Pacific since 1968, and his current term as director will expire in 2001.

                Mr. Fruehauf is also a director of ISPNews-HighWind, Inc. and
              Sentinel Trust Company, LBA.
              [Photo appears here]
-------------------------------------------------------------------------------

                RICHARD V. GIORDANO, 64, Chairman of BG plc (purchase,
              distribution and sale of gas and gas supported services), London, England since January 1994, has been a director of Georgia-Pacific since 1984, and his current term as director will expire in 2000. Mr. Giordano served as Chairman and Chief Executive Officer of The BOC Group plc (manufacture of industrial gases and other products) from 1985 to 1991 and as Chairman from January 1994 until January 1996.

                Mr. Giordano is also a director of Rio Tinto plc.
              [Photo appears here]
-------------------------------------------------------------------------------

                DAVID R. GOODE, 58, Chairman, President and Chief Executive
              Officer of Norfolk Southern Corporation (transportation holding company), Norfolk, Virginia since September 1992, has been a director of Georgia-Pacific since 1992, and his current term as director will expire in 2001.

                Mr. Goode is also a director of Norfolk Southern Corporation,
              Aeroquip-Vickers, Inc., Caterpillar Inc., Delta Air Lines, Inc. and Texas Instruments Incorporated.
              [Photo appears here]

                M. DOUGLAS IVESTER, 51, Chairman of the Board and Chief
              Executive Officer of The Coca-Cola Company (manufacture, marketing and distribution of soft drink syrups and concentrates, and marketing and distribution of juice and juice-drink products), Atlanta, Georgia since October 23, 1997, has been a director of Georgia-Pacific since 1993, and his current term as director will expire in 2000. Mr. Ivester served as President and Chief Operating Officer of The Coca-Cola Company from July 1994 to October 1997 and as President of its North America Business Sector from September 1991 until elected to the positions of Executive Vice President and Principal Operating Officer/North America effective April 1993.

                Mr. Ivester is also a director of The Coca-Cola Company and
              SunTrust Banks, Inc.

              [Photo appears here]
-------------------------------------------------------------------------------

                LOUIS W. SULLIVAN, M.D., 65, President of Morehouse School of
              Medicine, Atlanta, Georgia since January 1993, has been a director of Georgia-Pacific since 1993, and his current term as director will expire in 2000. Dr. Sullivan served as Secretary of the United States Department of Health and Human Services from March 1989 until January 1993.

                Dr. Sullivan is also a director of Bristol-Myers Squibb
              Company, CIGNA Corporation, Equifax Inc., General Motors Corporation, Household International, Inc., and Minnesota Mining & Manufacturing Company.

              [Photo appears here]
-------------------------------------------------------------------------------

                JAMES B. WILLIAMS, 66, Chairman of the Executive Committee of
              SunTrust Banks, Inc. (bank holding company), Atlanta, Georgia since March 21, 1998, has been a director of Georgia-Pacific since 1989, and his current term as director will expire in 2001. Mr. Williams held the positions of Chairman and Chief Executive Officer of SunTrust Banks, Inc. from April 1991 and April 1990, respectively, until March 1998.

                Mr. Williams is also a director of SunTrust Banks, Inc., The
              Coca-Cola Company, Genuine Parts Company, Rollins, Inc., RPC, Inc., and Sonat Inc.

              [Photo appears here]

Ownership of Common Stock of the Corporation

  Set forth below is the number of shares beneficially owned, as of December 31, 1998, by persons known to the Corporation, based on data furnished by such persons, to be beneficial owners of more than five percent of the outstanding shares of either class of Common Stock. Also set forth below is the number of shares of each class of Common Stock beneficially owned on March 1, 1999 by all directors and nominees for director, by each of the executive officers named in the Summary Compensation Table on page 17, and by all directors and executive officers as a group, based on data furnished by such directors, nominees and executive officers. Unless otherwise specifically stated, all such persons have sole voting and investment power with respect to shares listed.

                               Number of Shares                      Percent of Class
                              Beneficially Owned                    Beneficially Owned
                         --------------------------------      -----------------------------
                         Georgia-Pacific     The Timber        Georgia-Pacific  The Timber
Name                       Group Stock      Company Stock        Group Stock   Company Stock
----                     ---------------    -------------      --------------- -------------
Greater Than 5%
 Beneficial Owners:
 Southeastern Asset
  Management, Inc.......                     11,893,600(1)                         13.6%
 Mr. O. Mason Hawkins
 6410 Poplar Ave.
 Memphis, TN 38119

 Capital Research and
  Management Company....                      7,920,000(2)                          9.1%
 333 South Hope Street
 Los Angeles, CA 90071

 The Prudential
  Insurance Company
  of America............    4,893,502(3)                            5.56%
 751 Broad Street
 Newark, NJ 07102

Directors and Executive
 Officers:
 James S. Balloun.......        1,405(4)(5)         405(4)(5)          *              *
 Robert Carswell........        5,007(4)(5)       5,007(4)(5)          *              *
 Alston D. Correll......      341,392(6)(7)     379,850(6)(7)          *              *
 Jane Evans.............        1,586(5)          1,586(5)             *              *
 Donald V. Fites........        4,068(4)(5)       4,152(4)(5)          *              *
 Harvey C. Fruehauf,
  Jr....................      468,534(5)(8)     473,604(5)(8)          *              *
 Richard V. Giordano....        4,283(5)          4,283(5)             *              *
 David R. Goode.........        2,286(4)(5)       2,286(4)(5)          *              *
 T. Marshall Hahn, Jr...       11,583(5)         11,583(5)             *              *
 M. Douglas Ivester.....        2,532(4)(5)       2,532(4)(5)          *              *
 Francis Jungers........        8,839(5)          8,839(5)             *              *
 Louis W. Sullivan......        2,170(5)          2,193(5)             *              *
 James B. Williams......       13,015(4)(5)      13,015(4)(5)          *              *
 John F. McGovern.......       94,006(6)        106,024(6)             *              *
 Lee M. Thomas..........       47,782(6)         36,800(6)             *              *
 Donald L. Glass........       45,846(6)        212,725(6)             *              *
 Ronald L. Paul.........       10,400(6)          9,300(6)             *              *
 All Directors and
  Executive Officers
  as a Group............    1,205,980(9)      1,394,687(9)           1.4%           1.6%

--------
*  Less than 1 percent.
(1) Information regarding the ownership of The Timber Company Stock by Southeastern Asset Management, Inc. ("Southeastern") and Mr. O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, was obtained from a Schedule 13G, dated January 20, 1999, filed by Southeastern and Mr. Hawkins with the Securities and Exchange Commission. Southeastern, in its capacity as investment advisor, and Mr. Hawkins, in the event he could be deemed to be a controlling person of Southeastern, may be deemed to be the beneficial owner of these shares which are owned legally by Southeastern's clients. No such client is known to have an interest with respect to more than 5% of the outstanding shares of The Timber Company Stock. Southeastern has sole dispositive and voting power as to all shares except 39,000 shares as to which it has no dispositive power and 2,288,700 shares as to which it has no voting power.
(2) Information regarding the ownership of The Timber Company Stock by Capital Research and Management Company ("Capital Research") was obtained from a
    Schedule 13G, dated February 8, 1999, filed by Capital Research with the Securities and Exchange Commission. Capital Research, which is deemed to be the beneficial owner of these shares as a result of acting as investment advisor to various investment companies, has sole dispositive power and no voting power as to all 7,920,000 shares.
(3) Information regarding the ownership of Georgia-Pacific Group Stock by The Prudential Insurance Company of America ("Prudential") was obtained from a
    Schedule 13G, dated February 1, 1999, filed by Prudential with the Securities and Exchange Commission. Prudential holds these shares for its own benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. Prudential shares dispositive power as to 4,496,252 shares, and shares voting power as to 4,469,452 shares.
(4) In addition to the shares beneficially owned, the following directors have elected to defer payment of a portion of the directors' fees paid or payable to them, with such amounts to earn a return to be determined as if they had been invested in Common Stock of the Corporation. As of March 1, 1999, the deferred compensation account of the directors listed below included amounts equivalent to the number and class of shares of Common Stock listed opposite their names:

                                        Georgia-Pacific Group The Timber Company
                                                Stock               Stock
                                        --------------------- ------------------
   Mr. Balloun ........................           366                 371
   Mr. Carswell........................         9,151               9,465
   Mr. Fites...........................           638                 651
   Mr. Goode...........................         4,374               4,516
   Mr. Ivester.........................         3,705               3,824
   Mr. Williams........................         5,750               5,938


(5) Includes, as of March 1, 1999, the following number of restricted shares received under the Outside Directors Stock Plan:

                                        Georgia-Pacific Group The Timber Company
                                                Stock               Stock
                                        --------------------- ------------------
   Mr. Balloun.........................           405                 405
   Mr. Carswell........................         4,007               4,007
   Ms. Evans...........................         1,586               1,586
   Mr. Fites...........................         2,153               2,153
   Mr. Fruehauf........................         4,181               4,181
   Mr. Giordano........................         3,283               3,283
   Mr. Goode...........................         1,786               1,786
   Mr. Hahn............................         1,267               1,267
   Mr. Ivester.........................         1,532               1,532
   Mr. Jungers.........................         4,839               4,839
   Dr. Sullivan........................         1,990               1,990
   Mr. Williams........................         3,015               3,015

(6) Includes, as of March 1, 1999, the following number of shares as to which the following executive officers have the right to acquire beneficial ownership through the exercise of stock options:

                                        Georgia-Pacific Group The Timber Company
                                                Stock               Stock
                                        --------------------- ------------------
   Mr. Correll.........................        245,392             282,850
   Mr. McGovern........................         65,120              77,075
   Mr. Thomas..........................         42,782              31,800
   Mr. Glass...........................         35,400              97,750
   Mr. Paul............................          9,300               9,300

(7) Includes 6,000 restricted shares of Georgia-Pacific Group Stock and 6,000 restricted shares of The Timber Company Stock awarded under the 1990 Long-Term Incentive Plan.
(8) Mr. Fruehauf has: (i) sole voting and investment power as to 110,919 shares of Georgia-Pacific Group Stock and 110,919 shares of The Timber Company Stock; (ii) sole voting power and shared investment power as to 154,917 shares of Georgia-Pacific Group Stock and 154,917 shares of The Timber Company Stock; (iii) shared voting and investment power as to 159,637 shares of Georgia-Pacific Group Stock and 164,707 shares of The Timber Company Stock; and (iv) shared investment power but no voting power as to 36,223 shares of Georgia-Pacific Group Stock and 36,223 shares of The Timber Company Stock.
(9) Includes, as of March 1, 1999, an aggregate of 7,000 restricted shares of Georgia-Pacific Group Stock and 7,000 restricted shares of The Timber Company Stock awarded to executive officers under the 1990 Long-Term Incentive Plan, and an aggregate of 538,260 shares of Georgia-Pacific Group Stock and 622,850 shares of The Timber Company Stock which executive officers of the Corporation have the right to acquire ownership through the exercise of stock options.

Compensation of Non-Employee Directors

  The total annual compensation payable to each non-employee director for 1998 was $40,000 in cash and a grant of restricted stock under the Outside Directors Stock Plan (the "Directors Stock Plan"), consisting of substantially equal numbers of shares of each class of Common Stock, with an aggregate value of $40,000 (subject to immaterial rounding differences) on the date of grant (May 15, 1998). The Board has been advised by its compensation consultant that the total of cash and stock-based compensation of $80,000 per year is approximately equal to the median compensation of directors of similarly-sized corporations. Each Committee chairman receives an additional $5,000 annual fee. The Corporation also provides $50,000 of group term life insurance for each non-employee director. The Board believes that this compensation package continues to allow the Corporation to attract and retain qualified directors, while evidencing the Board's commitment to insure that a significant portion of directors compensation is stock-based.

  All shares granted under the Directors Stock Plan are "restricted" and may not be sold or otherwise transferred except upon the director's death, expiration of six months after the director becomes disabled or retires pursuant to the Board's retirement policy, or in the event continued service is prohibited by law or by the policies of a governmental, charitable or educational institution with which the director accepts a position. If the director's service on the Board terminates for any other reason, all shares issued to him or her under the Directors Stock Plan will be forfeited.

  Directors have the option to defer all or a part of the cash compensation payable to them provided at least $10,000 is deferred in each calendar year. Directors electing to defer all or a part of their fees have the further option of having (a) the return on the deferred fees determined as if such funds had been invested (i) in an equal number of shares of Georgia-Pacific Group Stock and The Timber Company Stock or (ii) at a floating interest rate equal to 3/4% over the six-month Treasury Bill rate, and (b) the deferred fees (adjusted for investment gains or losses) paid upon retirement in a single payment or in annual cash payments.

Transactions with Directors

  Mr. Carswell is Of Counsel to the law firm of Shearman & Sterling, New York, New York. Shearman & Sterling performed legal services for the Corporation in 1998, and it is anticipated that such firm will perform legal services for the Corporation in 1999.

Shareholder Nominations for Election of Directors

  The Bylaws of the Corporation provide that any shareholder of record entitled to vote generally in the election of directors may nominate persons for election as directors at a meeting if written notice of such shareholder's intent to make such nomination has been given, either by personal delivery or by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days nor more than 75 days prior to the meeting. In the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder of his or her intent to nominate must be so received by the Secretary of the Corporation by the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs.

  Each such shareholder's notice to the Secretary of an intent to nominate must set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Corporation's capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (iii) the class and number of shares of Common Stock held of record, owned beneficially, and represented by proxy, by the shareholder, and each proposed nominee, as of the date of the notice; (iv) the name, age, business and residence addresses, and principal occupation or employment of each proposed nominee; (v) a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (vi) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vii) the written consent of each proposed nominee to serve as a director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

                      COMPENSATION OF EXECUTIVE OFFICERS

Report of Compensation Committee on Executive Compensation

  The Compensation Committee of the Board of Directors is responsible for administering executive compensation. The duties of this Committee are set forth on page 4 under the heading "Compensation Committee". This report describes the compensation policies established by the Committee for the executive officers of the Corporation.

  The Corporation's executive compensation program consists of three elements: base salaries, annual cash incentive compensation opportunities, and long-term equity incentive compensation opportunities. The annual and long-term incentive plans have been designed to tie executive compensation to the enhancement of shareholder returns and achievement of the Corporation's business objectives.

  Targeted levels of each component of executive compensation are set at levels that the Committee believes, based on a regular review of survey data provided by two nationally recognized compensation consulting firms, approximate the 50th percentile of prevailing compensation practice. Because the Committee believes that the competitive environment for qualified executives extends beyond the paper and forest products industry, this survey data covers a cross-section of U.S. industrial companies, representing a range of industries, which are similar to the Corporation in terms of size and complexity of operations (the "Comparison Group"). The Comparison Group includes 9 of the 10 companies in the Standard & Poor's Paper and Forest Products Index included in the Comparison of Cumulative Five-Year Shareholder Return beginning on page 15.

  The Internal Revenue Code generally provides that corporate deductions may be disallowed for annual compensation in excess of $1,000,000 paid to certain executive officers. The Compensation Committee's policy is to design and administer the Corporation's executive compensation program to minimize any loss of tax deductibility, while at the same time ensuring that the Corporation's compensation program remains competitive. The Corporation's annual and long-term incentive plans are intended to qualify payments under those plans as "performance-based compensation", which is not subject to the $1,000,000 cap on deductibility.

  Base Salary. Executive officers' base salaries are reviewed and approved annually by the Compensation Committee. Initial salaries and subsequent increases in such salaries are based on individual qualifications, experience and performance, the nature of job responsibilities and competitive marketplace data. Salaries of executive officers are established by reference to the median base salary of their counterparts in the Comparison Group. In determining 1998 base salaries, the Compensation Committee focused on base salaries paid to bonus-eligible executives in the Comparison Group. For 1998, executive officer salaries, including those of the officers included in the Summary Compensation Table on page 17 (the "Named Executive Officers"), on average approximated the median (50th) percentile of prevailing comparative salary practices among the Comparison Group, based on surveys available as of the beginning of 1998. Mr. Correll's annual base salary in 1998 was $1,050,000, which is approximately 102% of the median of salaries for the comparable position paid by the Comparison Group.

  Economic Value Incentive Plan ("EVIP"). The EVIP, approved by the shareholders in 1995, is designed to align annual cash incentive compensation opportunities with the Corporation's financial strategy. Georgia-Pacific Group has established Economic Value Added ("EVA(R)") as the principal financial metric to evaluate its progress. EVA, which measures the Group's ability to generate net after-tax operating profits in excess of its cost of capital (both equity and debt), determines the "short-term" (or quantitative) portion of the cash bonus incentives under the EVIP. The remainder of participants' bonuses under the EVIP (the "long-term" or qualitative portion) is based on assessments of each business unit's efforts during a given year to achieve identified EVA "drivers" and to increase the EVA of the Corporation in succeeding years.

  Bonuses could be earned for 1998 under the annual portion of the EVIP at three different levels: threshold, target and maximum. For any amount to be earned the threshold EVA level had to be achieved. The Committee set EVA targets for Georgia-Pacific Group as a whole, and Mr. Correll, as Chief Executive Officer, established EVA goals for each business segment and division within the Group consistent with corporate goals. Participants could earn a predetermined percentage of their base salary grade midpoint upon achievement of corporate, segment and/or division EVA targets applicable to them, with higher bonus percentages being assigned to participants in positions of greater responsibility within the Corporation.

  The EVIP was structured based on the median practices of Comparison Group companies included in one of the two surveys used in the determination of base salaries. The Committee set the corporate target EVA level and the corresponding bonus percentages such that the total bonus opportunity under the EVIP would lie at the median (50th percentile) of competitive practice if the target EVA goal was achieved. The threshold EVA level, on the one hand, and the maximum EVA level, on the other (and the corresponding bonus percentages), were set in order to afford participants below- and above-average bonus opportunities, respectively. The total (short-term and long-term) bonus payable to each participant (other than Mr. Correll) was limited to 100% of base salary.

  Georgia-Pacific Group as a whole did not meet its threshold EVA level in 1998. However, certain business segments and divisions within the Group did achieve EVA levels at or exceeding their thresholds, and the executive officers and other EVIP participants in those segments and divisions received a bonus payment under the short-term portion of the EVIP. The precise amount paid to participants was based on percentages set by the Committee of the salary grade midpoint of each participant and the degree to which each participant's assigned business segment or division achieved the EVA goals set for it. Executive officers and EVIP participants outside these segments and divisions did not receive any bonus payment under the short-term portion of the EVIP.

  Bonuses were awarded by Mr. Correll to all other participants in the EVIP under its long-term portion based on his assessment of actions taken during 1998 by each operating division and corporate staff department to achieve their EVA drivers and to increase EVA in future years.

  The EVIP awards for certain managers of the Corporation who had responsibilities for both Georgia-Pacific Group and The Timber Company (which group includes Mr. Correll and Mr. McGovern) were based upon the achievement of Georgia-Pacific Group's EVA goals and the achievement of The

Timber Company's performance targets under The Timber Company 1998 Annual Bonus Plan discussed below.

  Because Georgia-Pacific Group did not achieve threshold EVA in 1998, under the terms of the EVIP Mr. Correll did not receive a bonus based on the Group's performance. As discussed below, The Timber Company achieved its maximum performance standard for its earnings per share and cash flow targets for 1998. As a result of The Timber Company's outstanding performance, Mr. Correll received a bonus of $399,600 under the EVIP. Based on competitive data used by the Corporation in developing Mr. Correll's annual cash incentive compensation opportunities under the EVIP, the bonus paid to him for 1998 was approximately 42% of the median bonus paid to chief executive officers at Comparison Group companies.

  The Timber Company 1998 Annual Bonus Plan. The Committee approved The Timber Company 1998 Annual Bonus Plan ("TTC Bonus Plan") to provide annual cash incentive compensation opportunities to selected exempt employees of The Timber Company. The amount of bonuses awarded under the TTC Bonus Plan were determined by both objective and subjective criteria.

  The objective assessment determined 60% to 70% of final awards depending upon performance against pre-established criteria which varied based upon the participant's position and organization level. These criteria consisted of one or more of the following: the earnings per share of The Timber Company, the free cash flow of The Timber Company, and/or the operating profit of the participant's individual region or profit center. For 1998, the earnings per share performance standard was $1.60 per share, the median of analyst estimates at the time standards were set. The free cash flow performance standard, as well as the field operating profit standards for each profit center, were based on a combination of The Timber Company's long-range plans and annual budget estimates.

  A subjective assessment determined the remaining 30% to 40% of final awards under the TTC Bonus Plan. This assessment is a discretionary award based on progress with respect to key initiatives and business drivers consistent with the overall operating objectives of The Timber Company set at the beginning of the year, and may allow for a partial payout in years when objective performance is negatively impacted by events beyond the control of participants.

  Target awards under the TTC Bonus Plan were set by the Committee as a percentage of base salary and ranged from 10% to 55% of salary. Final award percentages earned were based on the level of target performance standards achieved. Bonuses could be earned under the objective component at three different levels: minimum, target and maximum, at which points 50%, 100% and 200%, respectively, of the objective target bonus could be earned. Under the subjective component, a participant could earn anywhere from 0% to 200% of the subjective target bonus. The total bonus (objective and subjective components) payable to each participant was limited to 100% of base salary.

  For 1998, performance against the objective bonus criteria of the TTC Bonus Plan resulted in between 50% and 200% of the target objective bonus being earned by participants. Subjective awards ranged between 0% and 200% of target, depending upon assessments of individual performance. Total awards (both objective and subjective components) payable under the TTC Bonus Plan for 1998 ranged between 8% and 100% of base salary.

  Based on competitive data used by the Corporation in developing annual cash incentive compensation opportunities under the EVIP and the TTC Bonus Plan, total bonuses paid to the Named Executive Officers (other than Mr. Correll, whose bonus is discussed above, and Mr. Glass, for whom there was no comparable position at Comparison Group companies) ranged between 75% and 102% of the median bonuses paid to executives in comparable positions at Comparison Group companies.

  Long-Term Equity Incentive Plans. The Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan ("Georgia-Pacific Group LTIP") and the Georgia-Pacific Corporation/Timber Group 1997 Long-Term Incentive Plan ("The Timber Company LTIP") were approved by shareholders on December 16, 1997 in conjunction with the Letter Stock Recapitalization. These Plans are designed to increase the Corporation's ability, given its two classes of common stock separately reflecting the performance of distinct operating groups, to structure incentives for employees of each group that are tied directly to the share price performance of that group. The Committee has the authority under each of these Plans to set the terms and conditions of any grants and awards, provided that the exercise price of any incentive stock option cannot be less than 100% of the fair market value of the underlying stock on the date of grant of the award.

  Georgia-Pacific Group LTIP. The Georgia-Pacific Group LTIP authorizes grants of stock options, restricted stock and performance awards with respect to Georgia-Pacific Group Stock. All Georgia-Pacific Group executive officers and other key employees designated by the Committee as participants in the Georgia-Pacific Group LTIP were granted options to purchase Georgia-Pacific Group Stock effective January 29, 1998. Mr. Correll was awarded options to purchase 93,800 shares of Georgia-Pacific Group Stock. As required by the Georgia-Pacific Group LTIP, the exercise price of the options granted in 1998 was $56.41, the fair market value of Georgia-Pacific Group Stock on the date of grant. These options will expire January 29, 2008 and will become exercisable over three years with one-third of each grant vesting on each of the first three anniversaries of the grant date. In the event of a change in control of the Corporation, these options become immediately exercisable for the remainder of their term. The Committee does not currently intend to grant awards under the Georgia-Pacific Group LTIP to managers of The Timber Company.

  In addition, after reviewing Mr. Correll's total compensation package for 1998, the Committee approved a discretionary grant to Mr. Correll of options to purchase 50,000 shares of Georgia-Pacific Group Stock. These options were granted effective January 29, 1998 at the same exercise price and subject to the same vesting schedule and other terms as the annual grants for 1998 under the Georgia-Pacific Group LTIP, provided that these discretionary options will expire January 29, 2003. The Committee determined that this discretionary grant was appropriate in order to further align Mr. Correll's economic interests with those of the shareholders and to bring his total compensation to the mid-point of competitive chief executive officer positions.

  The Timber Company LTIP. The Timber Company LTIP authorizes grants of stock options, restricted stock and performance awards with respect to The Timber Company Stock. On December 17, 1997 seven executives of the Corporation, along with key managers of The Timber Company, were granted stock options pursuant to The Timber Company LTIP. These options represented their total stock option awards under The Timber Company LTIP for fiscal years 1998 and 1999. Accordingly, no stock option grants were made under The Timber Company LTIP in 1998. At the current time, the Committee does not intend to award further grants under The Timber Company LTIP to these executives, including Mr. Correll, until the year 2000.

The foregoing report has been furnished by the following members of the Compensation Committee of the Corporation's Board of Directors:

                                          Richard V. Giordano, Chairman
                                          Donald V. Fites
                                          David R. Goode
                                          M. Douglas Ivester
                                          James B. Williams

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  During 1998, Mr. Williams was Chairman and Chief Executive Officer of SunTrust Banks, Inc. (until his retirement in March 1998) and served on the Compensation Committee of the Board of Directors of the Corporation. Mr. Correll, Chairman, Chief Executive Officer and President of the Corporation, served as a director of SunTrust Banks, Inc. during 1998.

Five-Year Shareholder Return Comparison

  Set forth below are line-graph presentations comparing cumulative shareholder returns for: (1) the Corporation's former common stock, the S&P 500 Stock Index and the Standard & Poor's Paper and Forest Products Index from December 31, 1993 until December 16, 1997 (immediately prior to the Letter Stock Recapitalization); (2) Georgia-Pacific Group Stock, the S&P 500 Stock Index and the Standard & Poor's Paper and Forest Products Index from December 17, 1997 to December 31, 1998; and (3) The Timber Company Stock, the Standard & Poor's Midcap 400 Stock Index and an industry peer group from December 17, 1997 to December 31, 1998.


                           TOTAL SHAREHOLDER RETURNS
                    DECEMBER 31, 1993 -- DECEMBER 16, 1997*

                             1993  1994    1995    1996    12/16/97
-------------------------------------------------------------------
Georgia-Pacific Corporation  $100 $106.39 $104.56 $112.85  $136.56
-------------------------------------------------------------------
S&P 500 P&FP Stock Index**   $100 $104.20 $114.72 $126.90  $137.85
-------------------------------------------------------------------
S&P 500 Stock Index**        $100 $101.32 $139.40 $171.40  $227.41

--------
* Assumes that the value of the investment in Georgia-Pacific Corporation common stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.
** Provided by Standard & Poor's Compustat, a division of The McGraw-Hill
  Companies.

              TOTAL SHAREHOLDER RETURNS -- GEORGIA-PACIFIC GROUP
                    DECEMBER 17, 1997 -- DECEMBER 31, 1998*

                                 December 17, 1997     1998
    ---------------------------------------------------------
     Georgia-Pacific Group             $100           $ 94.55
    ---------------------------------------------------------
     S&P 500 P&FP Stock Index**        $100           $100.67
    ---------------------------------------------------------
     S&P 500 Stock Index**             $100           $129.23

--------
* Assumes that the value of the investment in Georgia-Pacific Group Stock and each index was $100 on December 17, 1997 and that all dividends were reinvested.
** Provided by Standard & Poor's Compustat, a division of The McGraw-Hill
  Companies.

                TOTAL SHAREHOLDER RETURNS -- THE TIMBER COMPANY
                    DECEMBER 17, 1997 -- DECEMBER 31, 1998*

                             December 17, 1997     1998
    -----------------------------------------------------
     The Timber Company            $100           $ 99.58
    -----------------------------------------------------
     S&P Midcap 400 Index**        $100           $122.33
    -----------------------------------------------------
     Industry Peer Group***        $100           $91.29

--------
* Assumes that the value of the investment in The Timber Company Stock and each index was $100 on December 17, 1997 and that all dividends were reinvested.
** Provided by Standard & Poor's Compustat, a division of The McGraw-Hill
  Companies.
*** Consisting of Deltic Timber Corp., Plum Creek Timber Co. LP, Crown Pacific
  Partners LP and U.S. Timberlands Co. LP.

Compensation of Executive Officers

  The following table sets forth information concerning the compensation of the Corporation's Chief Executive Officer and each of the other four most highly compensated executive officers of the Corporation at the end of 1998.

                          SUMMARY COMPENSATION TABLE

                                                                            Long-Term
                                                                           Compensation
                                                Annual Compensation         Awards(3)
                                          -------------------------------- ------------
                                                                            Securities
                                                              Other Annual  Underlying   All Other
Name and                                              Bonus   Compensation Options/SARs Compensation
Principal Position                   Year Salary($)   ($)(1)     ($)(2)       (#)(4)       ($)(5)
------------------                   ---- ---------- -------- ------------ ------------ ------------
Alston D. Correll................... 1998 $1,050,000 $399,600  $1,399,570    143,800      $ 6,000
 Chairman, Chief Executive Officer   1997  1,050,000      -0-   1,087,522    614,600        6,000
 and President                       1996  1,050,000      -0-     209,153    227,000        6,000

John F. McGovern.................... 1998    465,000  265,000     349,779     28,000       11,208
 Executive Vice President-Finance    1997    440,000  233,300     190,731    155,900       11,000
 and Chief Financial Officer         1996    420,000  120,500      25,971     84,000       10,800

Lee M. Thomas....................... 1998    440,000  210,000     359,930     32,300        9,808
 Executive Vice President-Paper      1997    404,388  196,000       7,011     50,200        9,684
 and Chemicals                       1996    357,100   82,600       8,307     39,600        9,777

Donald L. Glass..................... 1998    420,000  420,000     406,759        -0-        9,415
 Executive Vice President-Timber and 1997    383,315  251,000     365,023    299,600        8,905
 Chief Executive Officer-The Timber  1996    347,000  108,600      30,271     46,800        8,972
 Company

Ronald L. Paul...................... 1998    400,000  300,000       7,067     32,300        6,000
 Executive Vice President-           1997    300,000  195,900       6,556     19,200        5,700
 Distribution and Wood Products      1996    258,000   62,900       1,624     18,600        2,325

--------
(1) Reflects bonuses paid under the EVIP, the terms of which are further described on page 12 under "Economic Value Incentive Plan".
(2) Other Annual Compensation consists of annual compensation not properly categorized as salary or bonus. It includes payments made by the Corporation on behalf of Mr. Correll, Mr. McGovern, Mr. Thomas and Mr. Glass pursuant to the 1990 Long-Term Incentive Plan (the "1990 LTIP"). Under the 1990 LTIP, at the time restricted shares of Common Stock awarded under the Plan become vested, the Corporation will pay to the appropriate taxing authorities a cash amount designed to approximate the amount of federal and state income taxes which would be incurred by the participant as a result of the vesting of the awarded shares and as a result of such cash payment, as if the participant were subject to such taxes at the highest statutory marginal federal and Georgia income tax rates on personal service income for the calendar year in which the award vests. The amount of the cash payment may not exceed 100% of the market value of the vested shares on the date of vesting. Pursuant to the normal vesting provisions of the 1990 LTIP, shares awarded to Mr. Correll, Mr. McGovern, Mr. Thomas and Mr. Glass in November and December 1993 vested in November and December 1998. Accordingly, cash payments in the following amounts were made on their behalf in connection with such vesting: Mr. Correll, $1,268,012; Mr. McGovern, $333,872; Mr. Thomas, $337,375; and Mr. Glass, $391,356. Other Annual Compensation for Mr. Correll also includes accounting fees of $25,000, which exceeded 25% of the total personal benefits provided to Mr. Correll in 1998.
(3) At December 31, 1998, 6,000 restricted shares of Georgia-Pacific Group Stock and 6,000 restricted shares of The Timber Company Stock, with an aggregate value of $494,250, were beneficially held by Mr. Correll pursuant to the 1990 LTIP.

(4) A breakdown of the options set forth in the table, by class of Common Stock, is as follows. The 1997 and 1996 options reflect the conversion, in conjunction with the Letter Stock Recapitalization, of each option to purchase the Corporation's former common stock into two independently exercisable options, one to purchase Georgia-Pacific Group Stock and one to purchase The Timber Company Stock.

                      Year Georgia-Pacific Group Stock The Timber Company Stock
                      ---- --------------------------- ------------------------
     Mr. Correll .... 1998           143,800                       -0-
                      1997           134,600                   480,000
                      1996           113,500                   113,500

     Mr. McGovern ... 1998            28,000                       -0-
                      1997            35,000                   120,900
                      1996            42,000                    42,000

     Mr. Thomas ..... 1998            32,300                       -0-
                      1997            25,100                    25,100
                      1996            19,800                    19,800

     Mr. Glass ...... 1998               -0-                       -0-
                      1997            25,100                   274,500
                      1996            23,400                    23,400

     Mr. Paul ....... 1998            32,300                       -0-
                      1997             9,600                     9,600
                      1996             9,300                     9,300


(5) Includes contributions by the Corporation to the Georgia-Pacific Corporation Savings and Capital Growth Plan on behalf of the named individuals in the following amounts for 1998: Mr. Correll, $3,000; Mr. McGovern, $8,358; Mr. Thomas, $6,807; Mr. Glass, $6,865; and Mr. Paul, $3,000. Also includes premiums for term life insurance for the benefit of the named individuals paid by the Corporation in the following amounts for 1998: Mr. Correll, $3,000; Mr. McGovern $2,850; Mr. Thomas, $3,000; Mr.
    Glass, $2,550; and Mr. Paul, $3,000.


                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                    Georgia-Pacific Group Stock Options(2)

                                         Individual Grants
                     ----------------------------------------------------------
                                    Percent of
                       Number of      Total
                      Securities   Options/SARs Exercise
                      Underlying    Granted to  or Base             Grant Date
                     Options/SARs  Employees in  Price   Expiration   Present
Name                 Granted(#)(3) Fiscal Year   ($/Sh)     Date    Value($)(4)
----                 ------------- ------------ -------- ---------- -----------
Alston D. Correll...    93,800         6.86%     $56.41   1/29/08   $2,051,494
                        50,000         3.66       56.41   1/29/03      784,862
John F. McGovern....    28,000         2.05       56.41   1/29/08      612,386
Lee M. Thomas.......    32,300         2.36       56.41   1/29/08      706,431
Donald L. Glass.....       -0-
Ronald L. Paul......    32,300         2.36       56.41   1/29/08      706,431

--------
(1) There were no SAR grants in 1998.
(2) All of the options shown above were granted under the Georgia-Pacific Group LTIP. No options to purchase The Timber Company Stock were granted in 1998.
(3) These options become exercisable over three years from the date of grant with one-third of each grant vesting on each of the first three anniversaries of the grant date. In the event of a change in control of the Corporation, these options become immediately exercisable for the remainder of their term.

(4) This valuation, based on the Black-Scholes option pricing model, is provided pursuant to Securities and Exchange Commission disclosure rules. The actual value, if any, an executive officer may realize ultimately depends on the market value of Georgia-Pacific Group Stock at a future date, and there is no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Assumptions used to calculate this value for options expiring on 1/29/08 are as follows: (i) an estimated volatility of 27.50%; (ii) an estimated dividend yield of 1.77%; (iii) a risk-free rate of 6.50%; (iv) an expected life of the option of 10 years; and (v) an option forfeiture rate of 3% per year over the vesting period. Assumptions used to calculate this value for options expiring on 1/29/03 are as follows: (i) an estimated volatility of 27.50%;
    (ii) an estimated dividend yield of 1.77%; (iii) a risk-free rate of 6.00%; (iv) an expected life of the option of 5 years; and (v) an option forfeiture rate of 3% per year over the vesting period.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
             FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES(1)

                      Georgia-Pacific Group Stock Options

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options/SARs at Fiscal         In-The-Money
                                    Year-End(#)             Options/SARs($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Alston D. Correll...........   83,000       391,900     $105,617    $1,860,942
John F. McGovern............   13,600       105,000       17,306       549,623
Donald L. Glass.............   12,000        48,500       15,270       304,685
Lee M. Thomas...............   12,000        77,200       15,270       349,434
Ronald L. Paul..............      -0-        51,200          -0-       188,469

                       The Timber Company Stock Options

                               Number of Securities
                              Underlying Unexercised     Value of Unexercised
                              Options/SARs at Fiscal         In-The-Money
                                    Year-End(#)             Options/SARs($)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Alston D. Correll...........   169,350      507,150      $50,007     $648,270
John F. McGovern............    35,075      141,425        8,194      240,312
Donald L. Glass.............    74,350      235,550        7,230      127,285
Lee M. Thomas...............    12,000       44,900        7,230      116,980
Ronald L. Paul..............       -0-       18,900          -0-       49,685

--------
(1) There were no SAR or stock option exercises by any of the named executives in 1998, and no unexercised SARs were held by any of the named executives at December 31, 1998.

  Change of Control Agreements. The Corporation has agreements with each of its officers providing for specified payments and other benefits if, during the three-year period following a change in control of the Corporation, the officer's employment is terminated (i) by the Corporation or its successor for reasons other than cause, disability or death, or (ii) by the officer if there has been an adverse change in, among other things, the officer's position, authority, duties or responsibilities, any failure by the Corporation to pay the officer the compensation and benefits he or she was receiving prior to the change in control, or any change in the officer's place of employment other than to Atlanta, Georgia. In these circumstances, the officer will receive (a) a lump sum payment equal to his or her annual salary at termination and the average of his or her three most recent annual bonus awards, multiplied by the smaller of a number (i) between two and three (depending on the officer's present title and responsibilities) or (ii) the number of years (and fraction thereof) between the termination date and the date he or she reaches age 65, plus (b) an amount necessary to offset any federal excise and related income taxes payable by him or her on all payments received under the agreement. The officer will also receive a lump sum equal to contributions, and interest thereon, which the Corporation would have made for the benefit of the officer to the Georgia-Pacific Salaried Employees Retirement Plan ("SERP") and the Georgia-Pacific Savings and Capital Growth Plan ("Savings Plan"), medical and welfare benefits, age and service credit under his or her officer retirement agreement, and other benefits, in each case equal to those which would have been provided if the officer's employment had not been terminated. In addition, in accordance with the existing terms of the Corporation's long-term incentive plans, in the event of a change in control all outstanding stock options held by the officer shall become exercisable, and any awards of restricted stock shall vest.

  The Corporation has authorized a grantor trust under Sections 671 through 677 of the Internal Revenue Code pursuant to which the Corporation will, if specified events occur, transfer to a trustee the funds necessary to pay amounts owed by it to its officers under these termination agreements, the officers' retirement agreements and certain other benefit plans. Under the trust agreement, the trustee will pay the beneficiaries of the trust the amounts to which they are entitled under such agreements and plans, subject to claims of the Corporation's creditors.

  Officers' Retirement Plan ("Retirement Plan"). The Retirement Plan is represented by separate but substantially similar agreements with each officer of the Corporation. Subject to certain offsets, the Retirement Plan provides that the Corporation will make post-retirement monthly payments to each officer for life, based on an aggregate annual amount equal to 50% of the officer's average annual compensation (including bonuses under management incentive plans) during the officer's last four years of employment and, at the officer's death, will continue to pay to the officer's surviving spouse, for the remainder of such spouse's life, 50% of the amount that had been payable to the officer. As an alternative to the joint and 50% survivor annuity, an officer may elect one of the following actuarially equivalent benefit payment forms: (a) a joint and 100% survivor annuity or (b) 120 equal monthly installments. Full benefits are payable upon retirement after attaining age 55 with 15 years of service (actuarially reduced to reflect early commencement for retirements before age 62) or age 65. Benefits generally are available to an officer who terminates employment with the Corporation before age 65 with at least three years of service but are not payable until age 62. Such termination benefits are reduced proportionately if total service at termination of employment is less than 15 years. Disability and death benefits are also provided.

  Retirement Plan benefits are subject to offset. Such offsets include the amounts which would become payable to the officer and to the officer's surviving spouse under the SERP and the value of the Corporation's contributions to the Savings Plan, in which virtually all salaried employees of the Corporation or its participating subsidiaries are eligible to participate. In the case of both the Savings Plan and the SERP, the officer's interest is converted to an actuarially equivalent joint and 50% survivor annuity for offset purposes. If, after retirement, an officer competes with the Corporation, solicits its customers or employees, or discloses trade secrets or confidential information of the Corporation, benefits under the Retirement Plan terminate.

  The table below sets forth certain information relating to benefits under the Retirement Plan with respect to the named individuals (a) assuming retirement as of January 1, 1999, and (b) assuming retirement at age 65, using projected years of credited service at age 65 and final average compensation as of December 31, 1998. The benefits disclosed in the table represent the maximum estimated annual benefits under the Retirement Plan, without reduction for offsets provided for in such Plan. Because such amounts exceed the total of such offsetting payments, the amounts disclosed in the table below represent the estimated maximum aggregate benefit payable to the named executive officers under all pension and other defined benefit or actuarial plans.

                     Annual Benefit Based on 50% of Final
                            Average Compensation(1)

                                         Retirement on January 1,  Retirement at
                                                   1999               Age 65
                                         ------------------------- -------------
                                          Annual      Years of        Annual
                                         Benefits Credited Service   Benefit(2)
                                         -------- ---------------- -------------
Mr. Correll............................. $484,300        10          $726,450
Mr. McGovern............................  330,184        17           330,184
Mr. Thomas..............................   94,865         5           284,594
Mr. Glass...............................  304,813        26           304,813
Mr. Paul................................   44,450         3           222,250

--------
(1) "Compensation" for these purposes means only base salary (including salary deferred as before-tax contributions to the Savings Plan) and annual incentive bonuses, if any, and excludes any other cash or non-cash compensation items.
(2) Represents the formula benefit at the normal retirement age of 65 under the Retirement Plan, based on average annual compensation during the period 1995-1998.

                      PROPOSAL II -- SHAREHOLDER PROPOSAL
                    (PHASE-OUT OF CHLORINE-BASED CHEMICALS)

  Seven religious organizations/1/ which are shareholders have notified the Corporation that they intend to present the resolution set forth below to the Annual Meeting for action by the shareholders. Such shareholders' statement in support of the resolution, along with management's statement in opposition, are also set forth below. The address of each proponent, together with the class and number of shares of Common Stock held by each proponent, will be furnished promptly by the Corporation to any person who requests such information, either orally or in writing.


  Proxies solicited on behalf of the Board will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies.

                            SHAREHOLDER RESOLUTION

  The Proponents, seven Religious institutions, have serious reservations about Georgia-Pacific's use of chlorine-based bleach chemicals. Undesirable byproducts from the use of chlorinated compounds are toxic, long-lasting and so pervasive that they are incompatible with the best long-term interests of our Company and society. The Proponents feel these toxic effects can be avoided.

                                HEALTH CONCERNS

  Because of their persistence, chlorine-based toxins are found everywhere on earth and exist in the bodies of every living being. The US-EPA reports that human body-levels of these toxins are already at dangerous levels. These chemicals can cause:

   . Cancer               . Reproductive Failure
   . Birth Defects        . Endocrine (Hormone) Disruption
   . Learning Impairment

--------
/1/Adrian Dominican Sisters; Franciscan Friars, Holy Name Province; General Board of Pension and Health Benefits of the United Methodist Church; Rabbinical Pension Board; Reformed Church in America; United Church of Christ, Board for Homeland Ministries; Women's Division of the United Methodist Church.

  Chlorinated compounds "bio-accumulate" in living organisms, magnifying each step up the food chain. Young children are especially threatened due to smaller size, habits, and bodily development.

  It concerns us that it was reported in Toxicology and Industrial Health [1998] that a number of international experts (that included US-EPA and the US Centers for Disease Control) confirmed: "Research since 1991 has reinforced concerns over...problems posed to human health and ecological systems by endocrine-disrupting chemicals."

  The International Joint Commission (while noting chlorine-dioxide bleaching reduces pollution) has stated that persistent, bioaccumulative toxins are "too risky to the biosphere and humans to permit their release in any quantity."

                           ECONOMICALLY ESTABLISHED

  Totally Chlorine-Free (TCF) technologies are successfully proven in commercial use around the world. Europe's market has moved from 3% to 25% TCF since 1991. Europe has higher costs for labor, raw materials, and R&D--yet its TCF producers are leaders in profitability, low-cost output, and pollution-prevention.

  Because new EPA regulations require certain bleachplant upgrades within three years, this is the optimal time for Georgia-Pacific to begin phasing-out chlorine-based chemicals altogether. For the Company to effect such a transition, all new capital expenditures should be on production-based systems free from chlorine-based chemicals.

  EPA's new regulations set minimum standards (termed "Best Available Technology") that essentially replace elemental chlorine with chlorine-dioxide (called "ECF" bleaching). While chlorine-dioxide bleaching reduces some pollutants, we are concerned that it still creates persistent, bioaccumulative toxins that undermine human and environmental health. Our company should look beyond the minimums toward TCF technologies.

  Georgia-Pacific created millions of pounds of chlorine-based Production-Related Waste in 1996 alone. The Harvard Business Review wrote: "pollution often reveals flaws in the product design or production process." Toxic chlorinated waste can be avoided by eliminating use of chlorine-based chemicals.

  THEREFORE, BE IT RESOLVED: Shareholders request the Board to promptly close our remaining elemental chlorine generator, and to report by the 2000 meeting on plans to phase-out chlorine-based compounds.

                             SUPPORTING STATEMENT

  . Georgia-Pacific can employ competitive totally chlorine-free (TCF) solutions that boost productivity, avoid liabilities, and significantly protect human health.

Please Vote YES for this common-sense proposal.

                     MANAGEMENT'S STATEMENT IN OPPOSITION

  The Board of Directors strongly urges you to vote against this proposal. The Corporation believes that no significant environmental, health or safety benefit would be realized from implementing total chlorine free ("TCF") processes in its mill system, as advocated by the proponents. Further, since implementing such a plan would cost the Corporation approximately $500 million and that none of its major domestic kraft pulp and paper competitors are utilizing TCF processes to any material degree, the Corporation would be put at an insurmountable economic disadvantage. In fact, many of the proponents have submitted proposals nearly identical to this one to several of the Corporation's competitors, in particular Champion International, International Paper, Proctor & Gamble and Union Camp. None of these proposals has received more than 7% of the vote.

  Since the late 1980's, when advanced analytical testing methods first suggested that dioxins and furans were associated with kraft pulp and paper mills that used elemental chlorine as a bleaching agent, Georgia-Pacific has been developing bleaching processes aimed at eliminating dioxins and furans in mill effluent. After extensive analyses of various bleaching technologies, the Corporation has spent approximately $100 million and plans to spend another $190 million to implement processes that substitute chlorine dioxide in place of elemental chlorine (known as "elemental chlorine free" or "ECF" technology). The United States Environmental Protection Agency ("EPA") has recently determined that ECF processes are "Best Available Technology." Georgia-Pacific believes that ECF technology will eliminate virtually all dioxins, furans and chlorinated organics of any environmental significance in mill effluent. At present, six of the Corporation's ten pulp and paper mills have eliminated elemental chlorine and the remainder have made substantial progress towards that goal through the use of ECF technology. Georgia-Pacific plans to complete conversion of all of its pulp and paper mills to ECF technology in less than two years. The Corporation estimates that to convert its pulp and paper mills to TCF technology, as advocated by the proponents, would cost the Corporation $500 million. Notwithstanding the fact that the process of eliminating elemental chlorine at some of the Corporation's mills has not been completed, there have not been detectable levels of dioxin in the effluent from these facilities for several years, other than rare instances of trace readings.

  -- Management believes that neither the EPA nor any international governmental body has publicly claimed that effluent from ECF mills results in a significant health or environmental threat. In fact, the opposite is true: agencies that have evaluated ECF bleaching, such as EPA, regard ECF bleaching as a significant advance in environmental stewardship.

    A recent study by an expert panel of scientists appointed by the Swedish Environmental Protection Agency and industry concluded that modern mills using ECF technology "give very low emissions of chlorinated organic substances and high-chlorinated phenolic compounds generally cannot be detected in the effluent." Under new EPA regulations, highly chlorinated phenolic compounds, the primary substances of concern with regard to bio-accumulation, must be at non-detectable levels in less than two years. The Corporation believes that conversion to ECF bleaching will achieve this goal, based on test results from its ECF mills.

  -- Management also believes that TCF pulp is qualitatively inferior to ECF pulp and requires more trees per unit of pulp to manufacture.

  -- Contrary to the Proponents' assertions, the market for TCF pulp is small and stagnant. A recent study indicates that TCF pulp constitutes about 6% of the world market and, as in earlier years, TCF pulp's market share did not increase. By contrast, ECF bleached pulp increased its market share for the eighth year in a row, up to approximately 54% of the world market.

  -- Given the April 2001 deadline set for Cluster Rule compliance, EPA has concluded that TCF processes are not currently available from a technical standpoint for the bulk of the types of products that the Corporation makes at 8 out of 10 of its pulp and paper facilities.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

 PROPOSAL III -- SHAREHOLDER PROPOSAL (TERMINATION OF SHAREHOLDER RIGHTS PLAN
                        OR SHAREHOLDER ACTION THEREON)

  The Amalgamated Bank of New York LongView Collective Investment Fund ("LongView"), located at 11-15 Union Square, New York, New York 10003, has notified the Corporation that it intends to present the resolution set forth below to the Annual Meeting for action by the shareholders. LongView's statement in support of such resolution, along with management's statement in opposition, are also set forth below. LongView beneficially owns 26,300 shares of Georgia-Pacific Group Stock.

  Proxies solicited on behalf of the Board will be voted AGAINST this proposal unless shareholders specify a contrary choice in their proxies.

                            SHAREHOLDER RESOLUTION

  RESOLVED: That the shareholders of Georgia-Pacific Corporation ("Georgia-Pacific" or the "Company") request the Board of Directors to redeem the shareholder rights previously issued unless such issuance is approved by the affirmative vote of shareholders, to be held as soon as may be practicable.

                             SUPPORTING STATEMENT

  In July 1989 the Board of Directors decided, without stockholder approval, to issue certain rights under a shareholder rights plan. In December 1997, the Board, again without obtaining shareholder approval, extended that plan for ten years. In our view, the existence of such rights, commonly known as a "poison pill, " can operate as an anti-takeover device that injures stockholders by reducing management accountability and adversely affecting stockholder value.

  Although management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Corporation, we do not believe that the future possibility of a takeover justifies the unilateral imposition or renewal of such a poison pill. Instead, we believe that the stockholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management.

  The negative effects of poison pills on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) was prepared by the SEC's Office of the Chief Economist on the effect of poison pills on the wealth of target stockholders. It states that "empirical tests, taken together, show that poison pills are harmful to target stockholders, on net." A 1992 study by Professor John Pound of Harvard's Corporate Research Project and Lilli A. Gordon of the Gordon Group found a correlation between high corporate performance and the absence of poison pills.

  With the 1989 plan set to expire later this year, we propose this By-law amendment, which would require stockholder approval of such rights plans.

                   WE URGE YOU TO VOTE FOR THIS RESOLUTION!

                     MANAGEMENT'S STATEMENT IN OPPOSITION

  This proposal requests the Board of Directors to redeem certain rights currently held by shareholders pursuant to the Corporation's shareholder rights plan (the "Rights Plan"), or to submit the continuation of the Rights Plan to a vote of the shareholders. The Board of Directors strongly urges you to vote against this proposal because it believes the Rights Plan is an important tool enabling your Board to protect the interests of shareholders against abusive takeover practices and to oppose takeover attempts for the Corporation at prices which do not reflect its true value. For example, in September 1998 when Georgia-Pacific Group common stock was trading at prices that were more than 50% lower than in May 1998 and more than 50% lower than in March 1999, in the absence of the Rights Plan a hostile bidder might have been able to exploit this volatility and acquire your shares at a price significantly below what the Board of Directors considers to be their true value.

  The Corporation is a Georgia corporation and is governed by the Georgia Business Corporation Code (the "Code"). Under the Code, the Board has the responsibility to manage and direct the business and affairs of the Corporation and is at all times bound by its fiduciary obligations to the shareholders of the Corporation. Following careful review of comprehensive materials prepared for the Board, including materials prepared by outside advisors, the Board adopted the Rights Plan in 1989, and extended it in 1997, because the Board determined in each instance that the Rights Plan is in the best interests of the shareholders of the Corporation. The adoption and extension of the Rights Plan were valid and proper exercises of the Board's responsibilities and fiduciary obligations under Georgia law. In fact, Section 14-2-624(c) of the Code specifically authorizes the board of directors of a Georgia corporation to determine the terms of rights, such as those issued under the Rights Plan, "in its sole discretion."

  The Board further believes that this negotiating tool in the face of an inadequate or unfair takeover attempt is particularly critical to a company in a highly cyclical industry like the forest products industry and whose stock is subject to significant volatility. For example, on May 12, 1998 shares of Georgia-Pacific Group common stock closed at $79.375 per share. On August 12, 1998, just three months later, the stock closed at $50.25, nearly 37% lower; and on September 11, 1998 the stock closed at $37.75, down over 52% in less than four months. Only six months later, on March 18, 1999 the stock closed at $79.50, an increase of more than 110%. In the absence of the Rights Plan, a hostile bidder in September 1998, even one offering a substantial premium over the then current market price, might have been able to acquire your shares at a price well below their true value.

  The Board also believes that any decision to terminate the Rights Plan and redeem the rights should be made in the context of a specific acquisition proposal. The Board is cognizant of its fiduciary duties and responsibilities to the Corporation's shareholders when evaluating the merits of an acquisition proposal. If the Board determines, in the exercise of its fiduciary obligations to the shareholders, that such a proposal is fair and in the best interests of the shareholders, the Rights Plan provides that the Board can approve the proposal and redeem the rights. However, to do so now in the absence of such a proposal would leave the Corporation's shareholders unprotected in the event of an unsolicited takeover offer and, in the Board's view, would potentially reduce long-term value for shareholders.

  The Board, which, with the exception of Mr. Correll, is made up entirely of outside directors, believes that the Rights Plan serves the best interests of the shareholders. If there were an offer to purchase the Corporation on terms that were unfair to some or all shareholders, the Board believes the Rights Plan would encourage the bidder to negotiate the price and other terms in good faith with the Board. The Rights Plan is designed to protect shareholders against potential abuses during the bidding process. In this regard, it is important to remember that hostile acquirors are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and two-tiered tender offers and creeping stock accumulation programs which do not treat all shareholders fairly and equally. The Board believes that the Rights Plan provides it an additional degree of control in a takeover situation by allowing the Board sufficient time to calmly evaluate any potential buyer and takeover proposal and, if necessary, to explore alternatives. As such, the Board would be in a better position to negotiate for fair value for all of the Corporation's shareholders. The true test of the benefits of the Rights Plan is how your Board uses it. Therefore, the real issue is whether the shareholders of the Corporation can rely upon the Board to perform its fiduciary obligations and utilize this tool properly if and when the need arises. In this regard, your Board believes that shareholders should feel confident about the directors they have elected.

  The Board also believes that shareholder rights plans have not historically prevented hostile bids, but instead have been a factor in increasing the prices paid to shareholders in such cases. In March and October 1998, Georgeson & Company, a nationally recognized proxy solicitation firm, found that companies adopting rights plans did not diminish the value of their stock, and, more importantly, that companies with rights plans received higher takeover premiums than companies without rights plans. The March 1998 Georgeson study concluded that companies with rights plans received takeover premiums averaging 69% higher than those received by companies not protected by such plans. Similarly, a March 1993 study by Robert Comment and G. William Schwert of the Bradley Policy Research Center, University of Rochester, determined that rights plans do not deter takeovers. In addition, this study found that rights plans are associated with higher takeover premiums paid to selling stockholders.

  Based on its business experience, and its knowledge of the Corporation and the industry in which the Corporation operates, the Board believes that the Rights Plan is in the best interests of shareholders AND RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS SHAREHOLDER PROPOSAL.

                                 OTHER MATTERS

Independent Public Accountants

  Arthur Andersen LLP has audited the accounts of the Corporation and its subsidiaries since 1948 and will continue in that capacity during 1999. A representative of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.

Solicitation of Proxies

  Innisfree M&A Incorporated has been engaged by the Corporation to assist in the solicitation of proxies at a cost not to exceed approximately $15,000. In addition to the solicitation of proxies by mail through Innisfree M&A Incorporated, other means of communication such as telephone, facsimile and personal interview may be employed by the officers, directors and regular employees of the Corporation. All costs of the solicitation of proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of stock in accordance with the schedule of charges approved by the New York Stock Exchange.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers to file with the Securities and Exchange Commission and the New York Stock Exchange reports of changes in ownership of Common Stock. Securities and Exchange Commission regulations require that such directors and executive officers furnish to the Corporation copies of all Section 16(a) reports they file. To the Corporation's knowledge, based solely on review of the copies of such reports furnished to the Corporation and written representations that no other reports were required, all of its officers and directors complied with applicable Section 16(a) filing requirements during the fiscal year ended December 31, 1998.

Shareholder Proposals

  Shareholder proposals (other than director nominations discussed under "Shareholder Nominations for Election of Directors" on page 10) for the Annual Meeting of Shareholders to be held on May 2, 2000, must be delivered to the Secretary of the Corporation at the Corporation's executive office in Atlanta, Georgia, on or prior to December 1, 1999 in order to be presented for a vote of the shareholders at the 2000 meeting. If timely delivered to the Secretary, such proposals may be included in the Corporation's Proxy Statement for the 2000 meeting, provided the proponent(s) satisfies all applicable rules of the Securities and Exchange Commission relating to shareholder proposals.

                                          By order of the Board of Directors,
[Signature of Kenneth F. Khoury appears here]
                                          Kenneth F. Khoury
                                          Vice President, Deputy General
                                           Counsel and Secretary

Atlanta, Georgia
March 31, 1999

  The Corporation's 1998 Annual Report to Shareholders, which includes audited financial statements for Georgia-Pacific Group and The Timber Company, has been mailed separately to shareholders of the Corporation, and audited 1998 consolidated financial statements for the Corporation have been mailed to shareholders with this Proxy Statement. Neither the 1998 Annual Report nor the 1998 consolidated financial statements form any part of the material for the solicitation of proxies.

  A copy of the Corporation's 1998 Annual Report on Form 10-K to the Securities and Exchange Commission will be supplied without charge upon request. Annual Statistical Updates are also available. Requests for such information should be directed to:

Investor Relations
Georgia-Pacific Corporation
P. O. Box 105605
Atlanta, Georgia 30348
(404) 652-5555

EVA is a registered trademark of Stern Stewart & Co.

Printed on Georgia-Pacific Financial Opaque 27 lb. book.

--------------------------------------------------------------------------------

                          GEORGIA-PACIFIC CORPORATION
                   Proxy Solicited by the Board of Directors
                         for Annual Meeting May 4, 1999

  The undersigned hereby appoints A.D. Correll, James F. Kelley and Kenneth F. Khoury, jointly and severally, proxies with full power of substitution, to vote all shares of Georgia-Pacific Group common stock of GEORGIA-PACIFIC CORPORATION owned of record by the undersigned, and which the undersigned is entitled to vote on all matters which may come before the 1999 Annual Meeting of Sharehold-ers to be held at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Geor-gia, on May 4, 1999 at 11:00 a.m., local time, and any adjournments thereof, unless otherwise specified herein.

  At the present time, the Board of Directors knows of no business, other than the matters set forth on the reverse side of this card, to be presented to a vote of the shareholders at the Annual Meeting. However, the proxies hereby are authorized to vote in their discretion on (i) the election of any person as a director if a director nominee named in Proposal 1 is unable to serve or for good cause will not serve, and (ii) on matters incident to the conduct of the Annual Meeting.

Election of Directors:
Nominees in Class III: James S. Balloun, Robert A. Carswell, A.D. Correll P R O X Y
Change of Address

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                  SEE REVERSE
                                      SIDE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

   [LOGO OF                     ADMISSION TICKET
GEORGIA-PACIFIC
 APPEARS HERE]           ANNUAL MEETING OF SHAREHOLDERS

If you plan to attend the 1999 Annual Meeting of Shareholders, please mark the appropriate box on the reverse of the attached Proxy Card. The meeting will be held on Tuesday, May 4, 1999 at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia. The meeting will begin promptly at 11:00 a.m. local time.

           TO AVOID DELAY AT THE ENTRANCE, PLEASE PRESENT THIS TICKET

                                     AGENDA

                         ELECTION OF THREE DIRECTORS
     VOTE ON SHAREHOLDER PROPOSAL (PHASE-OUT OF CHLORINE-BASED CHEMICALS)
           VOTE ON SHAREHOLDER PROPOSAL (TERMINATION OF SHAREHOLDER
                 RIGHTS PLAN OR SHAREHOLDER ACTION THEREON)
              TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME
                              BEFORE THE MEETING


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

--------------------------------------------------------------------------------
                                                                            7654
                                                                            ----
[X] Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTOR NOMINEES AND AGAINST EACH SHAREHOLDER PROPOSAL.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND A VOTE AGAINST ITEMS 2
                                     AND 3.
--------------------------------------------------------------------------------

                                        FOR       WITHHELD
1. Election of Director Nominees        [ ]         [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

Shareholder Proposals:                  FOR     AGAINST     ABSTAIN
2. Phase-out of chlorine-               [ ]       [ ]         [ ]
   based chemicals

3. Termination of                       FOR     AGAINST     ABSTAIN
   Shareholder Rights                   [ ]       [ ]         [ ]
   Plan or shareholder
   action thereon.


I plan to attend the Annual Meeting     [ ]

Change of Address on Reverse Side       [ ]


SIGNATURE(S) ________________________________________ DATE ____________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------

                          GEORGIA-PACIFIC CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                         FOR ANNUAL MEETING MAY 4, 1999

  The undersigned hereby appoints A.D. Correll, James F. Kelley and Kenneth F. Khoury, jointly and severally, proxies with full power of substitution, to vote all shares of Timber Group common stock of GEORGIA-PACIFIC CORPORATION owned of record by the undersigned, and which the undersigned is entitled to vote on all matters which may come before the 1999 Annual Meeting of Shareholders to be held at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia, on May 4, 1999 at 11:00 a.m., local time, and any adjournments thereof, unless other-wise specified herein.

  At the present time, the Board of Directors knows of no business, other than the matters set forth on the reverse side of this card, to be presented to a vote of the shareholders at the Annual Meeting. However, the proxies hereby are authorized to vote in their discretion on (i) the election of any person as a director if a director nominee named in Proposal 1 is unable to serve or for good cause will not serve, and (ii) on matters incident to the conduct of the Annual Meeting.

Election of Directors:
Nominees in Class III: James S. Balloun, Robert A. Carswell, A.D. Correll P R O X Y
Change of Address

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                  SEE REVERSE
                                      SIDE
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

                                ADMISSION TICKET

                         ANNUAL MEETING OF SHAREHOLDERS

If you plan to attend the 1999 Annual Meeting of Shareholders, please mark the appropriate box on the reverse of the attached Proxy Card. The meeting will be held on Tuesday, May 4, 1999 at the Radisson Riverfront Hotel, 2 Tenth Street, Augusta, Georgia. The meeting will begin promptly at 11:00 a.m. local time.

           TO AVOID DELAY AT THE ENTRANCE, PLEASE PRESENT THIS TICKET

                                     AGENDA

                         ELECTION OF THREE DIRECTORS
     VOTE ON SHAREHOLDER PROPOSAL (PHASE-OUT OF CHLORINE-BASED CHEMICALS)
          VOTE ON SHAREHOLDER PROPOSAL (TERMINATION OF SHAREHOLDER
                 RIGHTS PLAN OR SHAREHOLDER ACTION THEREON)
    TRANSACTION OF OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING


IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

--------------------------------------------------------------------------------
                                                                            2407
                                                                            ----
[X] Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTOR NOMINEES AND AGAINST EACH SHAREHOLDER PROPOSAL.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND A VOTE AGAINST ITEMS 2
                                     AND 3.
--------------------------------------------------------------------------------

                                        FOR       WITHHELD
1. Election of Director Nominees        [ ]         [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

Shareholder Proposals:                  FOR     AGAINST     ABSTAIN
2. Phase-out of chlorine-               [ ]       [ ]         [ ]
   based chemicals

3. Termination of                       FOR     AGAINST     ABSTAIN
   Shareholder Rights                   [ ]       [ ]         [ ]
   Plan or shareholder
   action thereon.


I plan to attend the Annual Meeting     [ ]

Change of Address on Reverse Side       [ ]


SIGNATURE(S) ________________________________________ DATE ____________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                             FOLD AND DETACH HERE